EX-34.1
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KPMG LLP
Suite 900
10 South Broadway
St. Louis, MO 63102-1761


Report of Independent Registered Public Accounting Firm


The Board of Directors
CitiMortgage, Inc.:

We have examined CitiMortgage, Inc.'s (the Servicer) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB in connection with the servicing of first lien residential mortgage loans, for which the Servicer performs a particular servicing function pursuant to a servicing agreement with a third party, except for (a) Freddie Mac, Fannie Mae, and Ginnie Mae residential mortgage loan securitizations unless part of a special bond program and (b) loans held for its own portfolio, utilizing the Citilink system (the Platform), except for servicing criterion 1122(d)(1)(iii), and certain activities related to servicing criteria 1122(d)(2)(ii), 1122(d)(4)(i), and 1122(d)(4)(ii), as
described in Exhibit A in the accompanying Management Assessment of Compliance with Applicable Servicing Criteria, which the Servicer has determined are not applicable to the activities it performs with respect to the Platform as of and for the year ended December 31, 2011. Management is responsible for the Servicer's compliance with the servicing criteria. Our responsibility is to express an opinion on management's assessment about the Servicer's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Servicer's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Servicer processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Servicer during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Servicer during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Servicer's compliance with the servicing criteria.

As described in the accompanying Management Assessment of Compliance with Applicable Servicing Criteria, for certain activities related to servicing criteria 1122(d)(2)(i), 1122(d)(2)(ii), 1122(d)(4)(iv), 1122(d)(4)(x),
1122(d)(4)(xi), 1122(d)(4)(xii), and 1122(d)(4)(xiii), as described in Exhibit
A thereto, the Servicer has engaged various vendors to perform the activities required by these servicing criteria. The Servicer has determined that none of these vendors is consider a "servicer" as defined in Item 1101(j) of Regulation AB, and the Servicer has elected to take responsibility for assessing compliance with the servicing criteria applicable for each vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publically Available Telephone Interpretations (Interpretation 17.06). As permitted by Interpretation 17.06, the Servicer has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors' activities comply in all material respects with the servicing criteria applicable to each vendor. The Servicer is solely responsible for determining that it


KPMG LLP Is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative
("KPMG International"), a Swiss entity.


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meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria as described in its assessment, and we performed no procedures with respect to the Servicer's eligibility to apply Interpretation 17.06.

Our examination disclosed the following material noncompliance with servicing criterion 1122(d)(4)(vii), as applicable to the Servicer during the year ended December 31, 2011. In certain instances, the Servicer has not obtained proper documentation as required by the transaction documents and internal policies with respect to loss mitigation and recovery activities. In April 2011, the Federal Reserve Board and the Office of the Comptroller of the Currency issued Consent Orders to Citigroup, Inc. and Citibank, NA due, in part, to certain of these matters.

In our opinion, except for the material noncompliance described above, the Servicer complied, in all material respects, with the aforementioned servicing criteria including activities related to servicing criteria 1122(d)(2)(i), 1122(d)(2)(ii), 1122(d)(4)(iv), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii),
and 1122(d)(4)(xiii), as described in Exhibit A of the Servicer's Management Assessment of Compliance with Applicable Servicing Criteria, for which compliance is determined based on Interpretation 17.06 as described above, as of and for the year ended December 31, 2011.

We do not express an opinion or any form of assurance on the "Servicer's commentary regarding material instances of noncompliance" of Exhibit B of the Servicer's Management Assessment of Compliance with Applicable Servicing Criteria.


/s/ KPMG LLP

St. Louis, Missouri
February 29, 2012


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